                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  February 28, 2001



                            ViroPharma Incorporated
                            -----------------------
                 (Exact name of issuer as specified in charter)




       DELAWARE                  0-021699               23-2789550
    (State or Other            (Commission            (I.R.S. Employer
      Jurisdiction                 file                 Identification
   of Incorporation or            number)                  Number)
     Organization)

                            405 EAGLEVIEW BOULEVARD
                           EXTON, PENNSYLVANIA  19341
                    (Address of principal executive offices)


                                 (610) 458-7300
              (Registrant's telephone number, including area code)

Item 5 - Other Events.

ViroPharma Incorporated ("Viropharma") is filing a set of "Frequently Asked Questions" and the answers to these questions. The "Frequently Asked Questions" reflect information that experience has demonstrated to be often requested by analysts and investors.

                            ViroPharma Incorporated

                           Frequently Asked Questions

              See "Important Information Regarding the Answers to
                   these Frequently Asked Questions" below.

                        (Revised through February 2001)


Pleconaril and Picornavirus Diseases
------------------------------------

     What are picornaviruses and what diseases do they cause?

     Picornaviruses are a large, very prevalent group of RNA viruses that are responsible for a significant portion of all human viral disease. These viruses, particularly the rhinovirus and enterovirus members of the picornavirus family, cause a diverse range of illnesses. They are the predominant cause of the common cold, viral respiratory infection (VRI), myocarditis, encephalitis, bronchitis, otitis media, neonatal enteroviral disease and viral meningitis. Infections by these viruses can also lead to acute disease exacerbations in individuals with asthma and chronic obstructive pulmonary disease (COPD). Immunocompromised patients, including transplant patients and patients receiving chemotherapy, are extremely susceptible to severe and life-threatening diseases caused by picornavirus infections.

     Currently, there are no antiviral medicines available to treat picornavirus infections.


     What is pleconaril?

     Pleconaril is a proprietary, orally administered small molecule inhibitor of picornaviruses that was discovered by scientists currently with ViroPharma. Pleconaril has been demonstrated to inhibit picornavirus replication in vitro by a novel, virus-specific mode of action. Pleconaril works by inhibiting the function of the viral protein coat, also known as the viral capsid, which is essential for virus infectivity and transmission. Laboratory studies have shown that pleconaril integrates within the picornavirus capsid at a specific site that is common to a majority of picornaviruses, including rhinoviruses and enteroviruses, and disrupts several stages of the virus infection cycle. Based on these laboratory studies, our clinical trials completed to date, and pleconaril's broad spectrum anti-picornavirus activity, we believe that pleconaril may be useful in treating a number of picornavirus diseases. There are currently no antiviral medicines available to treat these diseases.


     How do the current VRI Phase III studies differ from the studies reported in April 2000?

     In April 2000, we reported the results of an 875 patient trial in adults with VRI. The results showed that the time to resolution of illness, as measured by the primary endpoint (absence of runny nose and reduction of other symptoms), was reduced from 9.4 days to 7.7 days (p = 0.07) in picornavirus-infected patients receiving pleconaril compared to placebo-treated patients. A greater treatment benefit was seen in picornavirus-infected patients receiving pleconaril who did not take concomitant cold medications, where illness duration was reduced from 9.0 days to 6.75 days (p = 0.033). In all randomized patients, generally less pronounced treatment benefits were seen in the study.

     After carefully reviewing the April 2000 VRI results with several leading infectious disease experts, we identified elements of the trial design that may have affected the outcome of the study. Most notable was the extent of variability in the patients who enrolled in the study. Based on this review, we redesigned our current trials to decrease the variability of the patient population.

     For example, we have excluded from our current VRI trials patients who have active or recent allergic rhinitis (runny nose and sneezing due to allergies). These allergic symptoms are similar to those of VRI but will not respond to treatment with an antiviral drug like pleconaril, so the inclusion of such patients could mask the effect of pleconaril. We also are enrolling only patients who have a moderate to severe runny nose before entering the study, since these symptoms are indicative of patients with picornavirus infections. We are requiring patients to enroll into the study within twenty-four hours after first developing symptoms because we believe that the earlier a viral infection is treated, the larger the impact of an antiviral drug on the severity and duration of the symptoms. We have restricted enrolled patients' use of cold/cough treatments to only the analgesic acetaminophen and the cough suppressant dextromethorphan so that the varying effects of these medicines on cold symptoms will not interfere with our ability to detect the effects of pleconaril. We also have ensured that smokers are evenly distributed between the drug and placebo treated groups to reduce the confounding effects of smoking on VRI symptoms and endpoints. Finally, each of the two studies being conducted in the fall of 2000 is larger than last year's study. We hope that these study modifications will provide a more controlled environment for the evaluation of pleconaril for treatment of VRI.


     When will you announce the Phase III data for VRI?

     We have completed enrollment in our ongoing VRI Phase III studies, and currently we expect to announce preliminary results from these studies by early April 2001.

     Are you conducting any other studies to support an NDA for pleconaril?

     Yes. In addition to various drug interaction and pharmacokinetic studies, we are conducting a study designed to assess the safety of pleconaril in the pediatric population. We expect that the results from this study will be available sometime in the second quarter of 2001.

     Are you planning any additional pleconaril studies?

     Yes. We plan to continue clinical research with pleconaril in order to explore its utility in pediatric patients suffering from VRI, as well as in other diseases associated with picornavirus infections. For example, if the results from our pediatric safety study and our current VRI studies in adults are positive, we may commence pivotal studies in the pediatric population in the third quarter of 2001. Also, we may initiate a VRI transmission study in the third quarter of 2001.


     When will you file an NDA for pleconaril?

     If the results from our Phase III studies in adult patients with VRI are positive, and if we complete all of the required components for filing, we anticipate submitting in mid-2001 an NDA (new drug application) to the U.S. Food and Drug Administration (FDA) requesting permission to market pleconaril for the treatment of VRI in adults.


     What will be the primary indication for pleconaril?

     Pleconaril currently is not approved for use in any indication. A number of clinical trials with pleconaril have been completed and still others are ongoing and planned to evaluate the safety and effectiveness of pleconaril in various clinical situations. To date, pleconaril has been administered to over 3,000 individuals and has been found to have a safety and tolerability profile similar to that of placebo. If the results of our current Phase III studies in adult patients with VRI are positive, then we plan to submit an NDA (new drug application) to the FDA requesting permission to market pleconaril for the treatment of viral respiratory infection in adults. However, the details of the final indication as described in pleconaril's labeling will depend on FDA's review of the NDA, and on our discussions with FDA.


     How will you commercialize pleconaril?

     In order to penetrate the VRI marketplace, we intend to identify a strategic partner to help us target primary care physicians. We hope to engage a commercial partner for pleconaril during the first half of 2001.

     What are some of the key points in your revised agreement with Sanofi-Synthelabo for pleconaril?

     Sanofi-Sythelabo will receive a royalty on our sales of pleconaril. Sanofi-Synthelabo agreed to reduce the royalty rates applicable to our sales of pleconaril in the United States and Canada after our selection of a copromotion partner from a rate in the mid-teens to an effective rate in the high-single digits. The royalty rate applicable to Sanofi-Synthelabo's sales of pleconaril in the rest of the world also will be reduced to the low-single digits. We expanded our intellectual property rights around pleconaril by obtaining the exclusive rights to a series of additional patents that are either structurally related to pleconaril or that have antiviral activity. In connection with this expansion of patent rights, we issued Sanofi-Synthelabo 750,000 shares of our common stock. We expect that this issuance of stock will result in an accounting charge of approximately $16,500,000 to our results of operations for the first quarter of 2001. We also have no further obligations to pay milestones to Sanofi-Synthelabo under the revised agreement, or to pay for clinical development in Europe.


     Why did Sanofi-Synthelabo agree to reduce the royalty rates in your agreement with them for pleconaril?

     Because Sanofi-Sythelabo will receive a royalty on our sales of pleconaril, we believe that Sanofi-Sythelabo realizes that our ability to increase the commercial potential of the product will benefit them. Engaging a co-promotion partner with a strong U.S. primary care sales force is important for us in order to accomplish this objective. Sanofi agreed to the rate reduction to assist us in attracting a top-tier primary care partner. In other words, we believe that higher sales with a lower royalty rate is likely to be more beneficial to Sanofi-Sythelabo than lower sales with a higher royalty rate.


Hepatitis C Program
-------------------


     What is hepatitis C?

     Hepatitis C virus (HCV) is recognized as a major cause of chronic hepatitis worldwide. The World Health Organization (WHO) estimates that 170 million people are infected throughout the world. According to the Centers for Disease Control and Prevention (CDC), there are nearly 4 million people infected with HCV in the United States. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. There are no vaccines or specific antiviral treatments available for hepatitis C, and current treatments are effective in only 10% to 40% of patients.

     Do you have a product candidate to treat hepatitis C?

     Yes. ViroPharma, with its HCV partner American Home Products Corporation, is committed to finding and developing antiviral treatments for hepatitis
     C. Toward this end, the ViroPharma-AHP team is pursuing a broad research and development program. Our lead candidate is a small molecule virus inhibitor that was originally discovered by ViroPharma scientists. This hepatitis C product candidate is a member of a novel group of small molecule compounds that has been shown in laboratory studies to specifically inhibit a key replication activity of HCV.


     Is your hepatitis C product candidate in human clinical trials?


     Yes. We initiated Phase II studies with our first HCV product candidate in adult patients infected with HCV during the fourth quarter of 2000. These initial Phase II studies are designed to evaluate the safety and pharmacokinetics of the compound, but will also assess the effect of the product candidate on virus load in patients.



 .    What is the patient population for these HCV trials?


     We expect to evaluate our HCV product candidate both in adult patients who are treatment naive and in patients who are non-responders to standard therapies.



     When will you announce results from your Phase II studies in HCV?


     Currently, we expect to announce preliminary results from our Phase IIa HCV clinical program by mid-2001.



RSV (Respiratory Syncytial Virus) Program
-----------------------------------------



     What is RSV and RSV disease?


     RSV, or respiratory syncytial virus, is a major viral respiratory tract pathogen that often causes pneumonia and bronchiolitis. Yearly RSV disease epidemics in the U.S. typically begin in November and continue through April. The virus is highly contagious and infects individuals of all ages, generally causing respiratory symptoms that include runny nose, cough and wheezing. More than 90% of children throughout the world are infected during the first two years of life. However, previous RSV infection does not protect against subsequent infection. Consequently, symptomatic RSV re-infections are very frequent events throughout life. Infants and young children that are premature or have various heart or lung diseases are at great risk of serious RSV morbidity and mortality.


     RSV can also cause serious disease in adults and the elderly. Epideniological data indicate that the impact of RSV in older adults may be similar to that of influenza. Hospitalization costs due to RSV in infants and the elderly are estimated up to $1 billion annually in the U.S. Other individuals at risk of serious and life-threatening complications arising from RSV infections include bone marrow transplant patients and patients with chronic obstructive pulmonary disease (including bronchitis and emphysema) and asthma. More than 42 million Americans fall into these groups.


     There currently are no vaccines available for the prevention of RSV disease. Immunoglobulin products are available for prophylactic use in certain high risk infants with RSV infections. Supportive care is the principle therapy for the disease, although more severe cases may require oxygen therapy or mechanical ventilation. Ribavirin, administered by aerosol to minimize the drug's adverse effects, is occasionally used for treatment of cases of RSV pneumonia and bronchiolitis.



     Do you have a product candidate to treat RSV disease?


     Yes. Scientists at ViroPharma have discovered a novel antiviral product candidate for the potential treatment of RSV disease that has proven to be extremely potent and very selective in laboratory studies. The product candidate, designated VP14637, is a member of a novel small molecule compound series that has been shown in laboratory studies to inhibit RSV replication by affecting functions of the viral F (fusion) protein, a highly conserved RSV protein that is essential for virus reproduction.


     We are developing VP14637 as part of our broader RSV antiviral program. Currently we are developing this compound for administration by inhalation using drug delivery device technology that we licensed from Battelle Pulmonary Therapeutics. We believe that this technology is well suited for VP14637 and can efficiently administer the drug directly to the primary site of virus infection, the lungs.


     Is your RSV product candidate in human clinical trials?


     Yes. During the fourth quarter of 2000, we initiated human clinical trials with VP14637. These studies are designed to evaluate the safety and pharmacokinetics of the compound in healthy human volunteers. If the drug exhibits a favorable safety, tolerability and pharmacokinetic profile in these initial studies, we would expect to initiate Phase II trials in patients infected with RSV sometime during the second half of 2001.

Corporate Information
---------------------


          When will you announce operating results?


          ViroPharma's practice is to announce results for the first three calendar quarters during the last week of the month following the close of the applicable quarter, and to announce fourth quarter and year-end operating results by the end of February.



              Important Information Regarding the Answers to these

                          "Frequently Asked Questions"
                          ----------------------------


The answers to these "Frequently Asked Questions" contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:


     . our estimated timeframes for the initiation of clinical trials for pleconaril and our other product candidates;

     .    our expected patient populations for our HCV and RSV clinical trials;

     .    our estimated timeframes for the release of clinical data;

     .    our estimated timeframes for filing an NDA for pleconaril;

     .    our expected initial approved indication for pleconaril;

     . our estimated timeframes for engaging a commercialization partner for pleconaril; and

     . the market opportunity for pleconaril and the effect of a marketing partner on such market opportunity.


There can be no assurance that:


     . we can initiate clinical trials for pleconaril or for our other product candidates during the timeframe that we expect;

     . the patient populations for our HCV and RSV clinical trials will be the populations that we expect;

     . clinical data for any of our clinical trials will be released, or as commercialization partner will be engaged, during the timeframe that we expect;

     .    we can file an NDA for pleconaril during the timeframe that we expect;

     . FDA or other regulatory authority approval for pleconaril or any other product candidate that we have under development will be granted on a timely basis or at all;

     . even if approved, pleconaril will be indicated initially for the treatment of adults suffering from viral respiratory due to picornavirus infection;

     . we will be able to engage a commercialization partner for pleconaril during the timeframe that we expect; or

     . even if pleconaril is approved and we are able to engage a commercialization partner for pleconaril, that pleconaril (or any of our other product candidates) will achieve market acceptance, or that a commercialization partner will be able to maximize the potential for pleconaril.


Investigational pharmaceutical products, such as all of our product candidates, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, all of the activities described in the answers to the "Frequently Asked Questions" are subject to risks and uncertainties. These factors, and other factors that could cause future results to differ materially from the expectations expressed answers to the "Frequently Asked Questions", include, but are not limited to, those described in our most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in the answers to the "Frequently Asked Questions" may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. From time-to-time, statements made by ViroPharma may modify or replace prior statements found in the "Frequently Asked Questions" or other releases and investors should refer to the most recently dated material available. Presenting information in the "Frequently Asked Questions" or updating this information from to time should not be deemed an acknowledgement that such information is material or otherwise required to be disclosed.



                                   Signatures


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              ViroPharma Incorporated


Date: March 1, 2001           By: /s/ Michel de Rosen
                                  -------------------
                                      Michel de Rosen
                                      President and Chief Executive Officer